BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK 10048-0557






                                                           August 31, 2000


LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, Maryland  20814

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by selling shareholders of up to 1,065,948 common shares of beneficial interest (the "Common Shares"), of LaSalle Hotel Properties, a Maryland real estate investment trust (the "Trust").

         In connection with rendering this opinion, we have examined the Trust's Amended and Restated Declaration of Trust, and the Bylaws, as amended, of the Trust; such records of the corporate proceedings of the Trust as we deemed appropriate; the Registration Statement, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

         We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the State of Maryland.

         Based upon the foregoing, we are of the opinion that:

                  The Common Shares have been duly authorized, validly issued, fully paid and nonassessable.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended and applicable requirements of state laws regulating the offer and sale of securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                                      Very truly yours,

                                                      /s/ Brown & Wood LLP